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                                                                    Exhibit 10.3

                           LEASE TERMINATION AGREEMENT

         THIS LEASE TERMINATION AGREEMENT (the "TERMINATION AGREEMENT") is made as of the 19th day of February 2004 (the "EFFECTIVE DATE") by and between RAINBOW PROPERTIES, LTD., an Ohio limited liability company (the "LANDLORD"), and RAINBOW RENTALS, INC., an Ohio corporation (the "TENANT").

                              W I T N E S S E T H:

         WHEREAS, Landlord and Tenant entered into that certain Lease executed by Landlord on February 8, 1996 and by Tenant on February 9, 1996 (the "LEASE") with respect to certain property located at 3711 Starr Centre Drive, Canfield, Ohio 44406 (the "PREMISES");

         WHEREAS, Tenant entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of February 4, 2004 with Rent-A-Center, Inc., a Delaware Corporation ("RENT-A-CENTER"), and Eagle Acquisition Sub, Inc., an Ohio corporation;

         WHEREAS, pursuant to Section 5.9 of the Merger Agreement, Tenant is obligated, within fifteen (15) days of the date of execution of the Merger Agreement, to enter into an agreement with the Landlord providing for the termination of the Lease, which termination shall occur ninety (90) days after the Effective Time (as defined in Section 1.3 of the Merger Agreement); and

         WHEREAS, pursuant to Section 5.9 of the Merger Agreement, Rent-A-Center is obligated to pay Landlord on the Effective Time a termination fee of One Hundred Thousand Dollars ($100,000), which includes three (3) months rental (the "TERMINATION FEE").

         NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

         1. Termination. Upon Landlord's receipt of the Termination Fee from Rent-A-Center on the Effective Time, the Lease shall automatically terminate ninety (90) days after the Effective Time whereupon Landlord, Tenant and Surviving Corporation shall be relieved of all obligations thereunder. Notwithstanding the foregoing, no rental or other payments shall be due Landlord by Tenant or Surviving Corporation after the Effective Time.

         2. Effectiveness of Lease. The Lease shall remain in effect and Landlord and Tenant shall retain all rights in law and equity thereunder until termination as provided in Paragraph 1 above. If Rent-A-Center fails to timely remit the full Termination Fee, or if the merger contemplated by the Merger Agreement is not completed by August 2, 2004, then the Lease shall remain in effect and this Termination Agreement shall be void and of no effect.

         3. Release. Upon termination of the Lease as provided in Paragraph 1 of this Termination Agreement, Landlord and Tenant, each on behalf of itself and its successors and assigns, does, by execution of this Termination Agreement, forever release and discharge the other party (and such other party's respective successors and assigns, as well as such other party's agents, servants, employees, trustees, beneficiaries, shareholders, officers, directors and liabilities) from any and all further obligations or duties under the Lease. Each party does hereby waive, effective as of the termination of the Lease, any and all claims, causes of action and liabilities which such party may now have or hereafter assert against the other party, as well as such other party's agents, servants, employees, trustees, beneficiaries, shareholders, officers, directors, attorneys, successors and assigns, arising under, based upon or associated with, directly or indirectly, the Lease, whether known or unknown, asserted or unasserted, equitable or at law, arising under or pursuant to common or statutory law, rules or regulations, including, but not limited to, state and/or federal law. Landlord's release of the Tenant as set forth in this Paragraph 3 shall include a release of the Surviving Corporation.

         4. Tenant Abandonment. Upon the termination of the Lease as set forth in this Termination Agreement, Tenant agrees to abandon to Landlord all furniture, fixtures and equipment at the Premises, except for such assets relating to and necessary for the operation of the business of Tenant.

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         5.       Binding Effect. This Termination Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

         6. Counterparts. This Termination Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Return of an executed copy of this Termination Agreement by facsimile transmission shall bind the party so executing and returning such counterpart. Each party represents to the other that the person executing this Termination Agreement on its behalf is authorized to do so.

                              [SIGNATURES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date and year first above written.

                                            LANDLORD:

                                            RAINBOW RENTALS, LTD.,
                                            an Ohio limited liability company

                                            /s/ Wayland J. Russell
                                            ------------------------------------
                                            Wayland J. Russell,
                                            Managing Member

                                            TENANT:

                                            RAINBOW RENTALS, INC.,
                                            an Ohio corporation

                                            /s/ Michael A. Pecchia
                                            -----------------------------------
                                            Michael A. Pecchia,
                                            Secretary/Treasurer

STATE OF OHIO              )
                           )   SS:
COUNTY OF MAHONING         )

         BEFORE ME, a Notary Public in and for said County and State, did personally appear RAINBOW PROPERTIES, LTD., an Ohio limited liability company, by WAYLAND J. RUSSELL, its Managing Member, who acknowledged to me that he did sign the foregoing instrument both individually and as such Managing Member of said limited liability company.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Canfield, Ohio, this 19th day of February, 2004.

                                            /s/ Nancy Anne Renzenbrink
                                            ------------------------------------
                                            NOTARY PUBLIC

STATE OF OHIO              )
                           )   SS:
COUNTY OF MAHONING         )

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         BEFORE ME, a Notary Public in and for said County and State, did personally appear RAINBOW RENTALS, INC., an Ohio corporation, by MICHAEL A. PECCHIA, its Secretary/Treasurer, who acknowledged to me that he did sign the foregoing instrument as such officer and the same is his free act and deed, both individually and as such officer of said Corporation.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Canfield, Ohio this 19th day of February, 2004.

                                            /s/ Nancy Anne Renzenbrink
                                            ------------------------------------
                                            NOTARY PUBLIC

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